EXHIBIT 11.1
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                                     THE NEIMAN MARCUS GROUP, INC.


Computation of weighted average number of shares outstanding used in determining primary and fully diluted earnings per share:


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(Shares in 000's)                    Thirty-nine Weeks Ended       Thirteen weeks Ended
                                     April 27,      April 29,    April 27,     April 29,
                                          1996           1995         1996          1995
Primary

1. Weighted average number of
   common shares outstanding            37,998         37,957       38,003        37,959


2. Assumed exercise of certain
   stock options based on average
   market value                            186             34          221            -


3. Weighted average number of
   shares used in primary per
   share computations                   38,184         37,991       38,224        37,959




Fully diluted (A)

1. Weighted average number of
   common shares outstanding            37,998         37,957       38,003        37,959

2. Assumed exercise of all
   dilutive options based on
   higher of average or
   closing market value                    212             38          268            -

3. Weighted average number of
   shares used in fully diluted
   per share computations               38,210         37,995       38,271        37,959




(A)   This calculation is submitted in accordance with Securities Exchange Act of l934
      Release No. 9083 although not required by Footnote 2 to Paragraph l4 of APB
      Opinion No. l5 because it results in dilution of less than 3%.
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